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                                                                    EXHIBIT 12.1

               Computation of Ratio of Earnings to Fixed Charges
                                 (In thousands)


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

                                                               Years Ended December 31,
                                        --------------------------------------------------------------------------
                                          2002            2001             2000              1999           1998
                                        --------       -----------      -----------       ---------       --------
Coverage deficiency.....................$(59,704)      $(6,669,561)     $(3,080,794)      $(287,992)      $(54,048)
                                        ========       ===========      ===========       =========       ========

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No computation of the ratio earnings to fixed charges is presented as we had a loss from continuing operations for all periods presented. We need additional earnings, as indicated by the coverage deficiency for each of the periods presented above to achieve a ratio of earnings to fixed charges of 1.0X.